[LOGO]          APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
                7400 EXCELSIOR BOULEVARD, MINNEAPOLIS MN 55426
                (952) 930-9000



FOR IMMEDIATE RELEASE               FOR MORE INFORMATION CONTACT:
                                    Edward R. (Jack) Cameron (952) 930-9000
                                    Richard G. Cinquina, Equity Market Partners
                                    (612) 338-0810

                     ARCA SIGNS CONTRACT TO BECOME PROVIDER
              OF REVERSE LOGISTICS SERVICES FOR MAYTAG CORPORATION

          AGREEMENT ENABLES ARCA TO OFFER MAYTAG SPECIAL-BUY APPLIANCES
              THROUGH ITS NETWORK OF APPLIANCESMART FACTORY OUTLETS

OCTOBER 22, 2001--MINNEAPOLIS, MN--Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced announced that it has become the primary national provider of reverse logistics services for Maytag Corporation (NYSE: MYG), enabling ARCA to sell special-buy Maytag appliances through its growing network of ApplianceSmart factory outlets.

Under terms of this national contract, ApplianceSmart will buy Maytag's customer returns, closeouts, factory overruns and discontinued models and sell these virtually new appliances at a significant discount to retail. ApplianceSmart offers a 100% money-back guarantee as well as warranties on parts and labor.

ApplianceSmart, which has been offering special-buy Whirlpool appliances since 1997, has been engaged in a pilot program with Maytag for the past six months.

Edward R. (Jack) Cameron, president and chief executive officer, commented: "We are extremely gratified to have entered into our second reverse logistics agreement with a partner of Maytag's stature. Our Maytag agreement is an extremely important development, since offering



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a complete range of high-quality, special-buy Maytag appliances, including the
Maytag, Jenn-Air and Magic Chef brands, will significantly expand consumer choice at our ApplianceSmart factory outlets. As a result, we believe our new relationship with Maytag will help fuel the continued growth of our ApplianceSmart operation."

Cameron continued: "Even though customer returns and other special-buy appliances are virtually new, they are not integrated into the distribution channels of appliance manufacturers. ApplianceSmart's reverse logistics concept provides Maytag and Whirlpool with a dependable, high-volume outlet for these appliances. For this reason, our reverse logistics business model represents a win-win solution for our appliance manufacturing partners and ApplianceSmart."

ApplianceSmart recently opened its ninth factory outlet store in Apple Valley, Minnesota, a Minneapolis/St. Paul suburb. The new Apple Valley outlet is ApplianceSmart's largest, offering over 3,000 special-buy appliances in a 50,000-square-foot showroom.

ABOUT ARCA

Through its ApplianceSmart operation, ARCA is one of the nation's leading retailers of special-buy Whirlpool and Maytag household appliances, which are sold at a discount to full retail. As of October 2001, ApplianceSmart was operating four stores in the Minneapolis/St. Paul market; two in the Dayton, Ohio, market; two in the Columbus, Ohio, market; and one in Los Angeles. ARCA is also one of the nation's largest recyclers of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA's outlook are forward-looking and involve risks and uncertainties, including but not limited to: the speed at which individual ApplianceSmart outlets reach profitability, the growth of appliance retail sales, the strength of energy conseration recycling programs, and other factors discussed in the Company's filings with the Securities and Exchange Commission.
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